EXHIBIT 10.34

August 1, 2007

Michael K. Brawer, M.D.

Interim Chief Medical Officer

Re: Amended Employment Terms

Dear Michael,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) has amended the employment terms stated in your offer letter dated February 22, 2006.

The Company will reimburse you for reasonable travel and living expenses associated with working in our Redwood City offices; provided that you submit receipts or documentation reasonably satisfactory to the Company evidencing such expenses. These expenses are considered to be taxable compensation for federal and state purposes, and the Company will gross-up these expense reimbursements for such taxes based on the Company’s calculations. The Company has granted you a one-time bonus of approximately $20,000, in the form of grossed-up payments by the Company for taxes, interest, penalties and tax preparation fees incurred related to your travel and living expense reimbursements paid by the Company in 2006 based upon statutory tax rates and the Company’s calculations.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals, Inc. under the terms described above. Should you have any questions, please contact me at 650.474.8205.

Sincerely,

/s/ Harold E. Selick
Harold E. Selick, Ph.D.
Chief Executive Officer

Accepted:

/s/ Michael K. Brawer
Michael K. Brawer, M.D.
Interim Chief Medical Officer